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                      August 21, 2023

       Jingbo Wang
       Chief Executive Officer
       Noah Holdings Ltd
       Building 2, Changyang Valley, 1687 Changyang Road,
       Shanghai 200090, People   s Republic of China

                                                        Re: Noah Holdings Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-34936

       Dear Jingbo Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Steve Lin